Exhibit 23.2

The Board of Directors

General Agriculture Corporation Room
801, Plaza B, Yonghe Building
No. 28 AnDingMen East Street
Dongcheng District
Beijing, China 100007

November 14, 2014

Ladies and Gentlemen:

We have acted as special PRC counsel to General Agriculture Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 with the Securities and Exchange Commission (the “Registration Statement”).

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement in connection with the matters referred to under the caption “Legal Matters” in such prospectus.

Very truly yours,

AllBright Law Offices

/s/ Steve Zhu

Steve Zhu

Attorney at Law/Senior Partner